NEIMAN FUNDS

Amendment No. 7

to

Agreement and Declaration of Trust

     The undersigned Secretary of Neiman Funds (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on March 15, 2016:

     RESOLVED, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of Neiman Funds, we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

"Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate CLASS A, CLASS C, and CLASS I shares of the “NEIMAN LARGE CAP VALUE FUND” Series of Shares, CLASS A, CLASS C, and CLASS I shares of the “NEIMAN BALANCED ALLOCATION FUND” Series of Shares, CLASS A, CLASS C AND CLASS I shares of the “NEIMAN TACTICAL INCOME FUND” Series of Shares, and CLASS A, CLASS C AND CLASS I shares of the “NEIMAN OPPORTUNITIES FUND” Series of Shares. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:"

     FURTHER RESOLVED, that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Date: March 15, 2016

/s/ Daniel Neiman Daniel Neiman, Secretary